Exhibit 99.1

NEWS RELEASE

Date: October 26, 2004	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe Phone: 949-851-1473 http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, October 26, 2004 – CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.29 for the quarter ended September 30, 2004, down 29% from per share earnings of $0.41 for the same quarter of the prior year. Net income for the quarter was $3.0 million compared to $4.5 million for the prior year’s September quarter. September quarter revenues were $72 million, down 6% from $77 million in the September quarter of 2003. Revenues and earnings for the quarter reflected the continuing soft workers’ compensation claims market, regulatory changes in Colorado and California, and the unusual hurricane season in Florida.

Earnings per share for the six months ended September 30, 2004 were $.61 compared to $.81 for the same period in the prior year, a decrease of 25%. Net income for the six months ended September 30 was $6.4 million compared to $8.8 million for the same period in the prior year. Six month revenues were $148 million compared to $153 million in the prior year.

During the quarter, the Company continued to adjust its workforce to match the changing mix of services delivered. Document scanning and workflow management, sold under the Scan One brand name, expanded in the quarter, while managed care services declined. Reductions in the labor content in medical review services are an ongoing benefit of new technology being deployed. As a result, CorVel is involved in a restructuring of its operations, enabled by advances in document management.

The unusual weather in Florida in the quarter temporarily depressed operations in the Southeast. CorVel’s Florida staff and the Company’s flexible information systems architecture, allowed operations to be maintained throughout the hurricane season. Overall economic activity in the region was heavily impacted by the severe weather. In California, the workers’ compensation market awaits new State regulations that will define the environment to be effective January 1, 2005. Interim periods created by the sun-setting of old laws, to be replaced later by new legislation, are typically disruptive to the Company’s business during the transition period.

The technology employed in CorVel’s medical review and network management services continues to rapidly advance. Two new releases of the Company’s MedCheck medical review software were completed, initiating a new era of automated document and workflow management. The Company has developed the ability to capture data remotely for storage and use in its centralized document management systems. This reduces resistance to change within workforce groups, making it easier for customers to implement automation applications.

The deployment of artificial intelligence continues to increase the savings achieved for customers. The newest software versions, to be implemented in the coming quarters, are expected to improve processing speeds as well. The newest versions of MedCheck allow artificial intelligence to route work to the most efficient and productive workgroups within a larger organization. These changes capitalize upon innovations in workforce and productivity management, ever more tightly integrating CorVel with its customers.

About CorVel
 CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 2,000 clients through its over 3,100 associates and 155 offices in 49 states. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

This press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the historical financial performance of the Company may not be indicative of future financial performance and the risk that the recent performance of the Company’s Common Stock may not be indicative of its future performance, as well as other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended March 31, 2004, and the Company’s most recent form 10-Q.

CorVel Corporation
Income Statement — Unaudited
Three months ended September 30, 2003 and 2004

	Three months ended September 30,
	2003	2004
Revenues	$76,978,000	$72,156,000
Cost of revenues	63,548,000	60,462,000

Gross profit	13,430,000	11,694,000
General and administrative expenses	6,239,000	6,756,000

Income before income taxes	7,191,000	4,938,000
Income tax provision	2,733,000	1,901,000

Net Income	$4,458,000	$3,037,000

Net income per share
Basic	$.42	$.29

Diluted	$.41	$.29

Weighted average shares outstanding
Basic	10,593,000	10,487,000
Diluted	10,877,000	10,597,000

CorVel Corporation
Income Statement — Unaudited
Six months ended September 30, 2003 and 2004

	Six months ended September 30,
	2003	2004
Revenues	$152,890,000	$148,412,000
Cost of revenues	125,852,000	123,809,000

Gross profit	27,038,000	24,603,000
General and administrative expenses	12,819,000	14,119,000

Income before income taxes	14,219,000	10,484,000
Income tax provision	5,404,000	4,036,000

Net Income	$8,815,000	$6,448,000

Net income per share Basic	$.83	$.61

Diluted	$.81	$.61

Weighted average shares outstanding
Basic	10,609,000	10,535,000
Diluted	10,886,000	10,651,000

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2004 (audited) and September 30, 2004 (unaudited)

	March 31, 2004	Sept. 30, 2004
Assets
Cash and cash equivalents	$8,641,000	$12,990,000
Accounts receivable, net	45,538,000	43,670,000
Prepaid taxes and expenses	5,363,000	2,334,000
Deferred income taxes	4,316,000	3,472,000
Property and equipment, net	29,387,000	29,938,000
Goodwill and other assets	13,066,000	13,144,000

TOTAL ASSETS	$106,311,000	$105,548,000

Liabilities and Stockholders’ Equity
Accounts payable	$10,765,000	$10,185,000
Accrued liabilities	11,847,000	9,541,000
Deferred income taxes	6,077,000	5,544,000
Common stock and paid-in-capital	54,010,000	55,752,000
Treasury stock	(96,281,000)	(101,815,000)
Retained earnings	119,893,000	126,341,000

TOTAL LIABILITIES AND EQUITY	$106,311,000	$105,548,000